Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Fusemachines Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
	Equity	Common Stock	457(c)	(3)	22,899,199	$2.03	$46,485,373.97	$0.00013810	$6,419.63
	Equity	Common Stock issuable upon the exercise of public warrants	457(g)	(4)	9,487,500	$11.50	109,106,250.00	$0.00013810	15,067.57
	Total Offering Amounts						$155,591,623.97		$21,487.20
	Total Fees Previously Paid								$-
	Total Fee Offsets								$-
	Net Fee Due								$21,487.20

(1)	Pursuant to Rule 416, the securities being registered hereunder also include such indeterminable number of additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

(2)	Amount registered consists of up to 9,487,500 shares of (i) common stock to be issued upon the exercise of 9,487,500 public warrants and (ii) the resale of up to 22,899,199 shares of common stock, including 3,971,250 shares of common stock issuable upon the exercise of private placement warrants.

(3)	Estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the common stock as reported on the Nasdaq on December 18, 2025.

(4)	Based upon the $11.50 exercise price per share of common stock issuable upon exercise of the public warrants.